EXECUTED VERSION
                                                                ----------------





                CERTIFICATE GUARANTY INSURANCE POLICY ENDORSEMENT


Attached to and forming                           Effective Date of Endorsement:
part of Policy No. AB0204BE                                     December 9, 1998
issued to:

The Chase Manhattan Bank, as
Trustee on behalf of, and for the
benefit of the Holders of, the
Mortgage Pass-Through Certificates,
Series 1998-1, Class A
Certificates as Issued pursuant
to the Agreement


     For all purposes of this Policy, the following terms shall have the following meanings:

     "Affiliated Seller" shall mean each of Equity One, Incorporated, a Pennsylvania corporation; Equity One Mortgage Company, a North Carolina corporation; Equity One Mortgage, Inc., a Delaware corporation; Equity One, Inc., a Minnesota corporation; Equity One Consumer Loan Company, Inc., a New Hampshire corporation; Equity One of West Virginia, Inc., a West Virginia corporation; and Equity One Mortgage, Inc., a New York corporation.


     "Agreement" shall mean the Pooling and Servicing Agreement, dated as of November 30, 1998, among Equity One ABS, Inc., as Depositor, Equity One, Inc., as a Seller and the Servicer, each Affiliated Seller, as a Seller, and the Trustee, as Trustee, without regard to any amendment or supplement thereto.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City or in the city in which the corporate trust office of the Trustee under the Agreement or the Insurer is located are authorized or obligated by law or executive order to close.

     "Deficiency Amount" shall mean, with respect to the Class A Certificates, as of any Distribution Date (i) any shortfall in amounts available in the Distribution Account to pay the

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Interest Distribution Amounts for the related Interest Accrual Period, (ii) the
Guaranteed Principal Distribution Amount and (iii) without duplication of the amount specified in clause (ii), the aggregate Class Certificate Balance of all classes of Class A Certificates to the extent unpaid on the related Last Scheduled Distribution Date or earlier termination of the Trust Fund pursuant to the terms of the Agreement. For purposes of determining the Deficiency Amount, the Interest Distribution Amounts for the related Interest Accrual Period for any Distribution Date shall be reduced by any Net Prepayment Interest Shortfalls and any Relief Act Reduction incurred during the calendar month preceding the month of such Distribution Date.

     "Due for Payment" shall mean the Distribution Date on which Insured Amounts are due.

     "Guaranteed Principal Distribution Amount" shall mean, for any Distribution Date, the sum of (i) the amount, if any, by which the Class Certificate Balance of the Class A-1 Certificates exceeds the Group Principal Balance of the Group I Loans as of such Distribution Date, plus (ii) the amount, if any, by which the Class Certificate Balance of the Class A-2 Certificates exceeds the Group Principal Balance of the Group II Loans as of such Distribution Date.

     "Holder" shall mean any person who is the registered owner or beneficial owner of any of the Class A Certificates.

     "Insurance Agreement" shall mean the Insurance and Indemnity Agreement (as may be amended, modified or supplemented from time to time), dated as of December 9, 1998, by and among the Insurer, Equity One, Inc., as a Seller of the Loans to the Depositor and as Servicer, the Depositor and The Chase Manhattan Bank, as Trustee.

     "Insurance Policy" or "Policy" shall mean this Certificate Guaranty Insurance Policy together with each and every endorsement hereto.

     "Insured Amounts" shall mean, with respect to any Distribution Date, any Deficiency Amount plus any Preference Amount for such Distribution Date.

     "Insured Obligations" shall mean the Class A Certificates.

     "Insured Payments" shall mean, with respect to any Distribution Date, the aggregate amount actually paid by the Insurer to the Trustee in respect of Insured Amounts for such Distribution Date.

     "Insurer" shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Insurance Policy.

     "Last Scheduled Distribution Date" shall mean, for the Class A-1 Certificates, the Distribution Date in December 2029 and, for the Class A-2 Certificates, the Distribution Date in November 2029.

     "Late Payment Rate" shall mean the lesser of (a) the greater of (i) the per annum rate of interest publicly announced from time to time by Citibank, N.A. as its prime or base lending rate

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(any change in such rate of interest to be effective on the date such change is announced by Citibank, N.A.), and (ii) the then applicable highest rate of interest on any of the Class A Certificates and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days for any Distribution Date.

     "Nonpayment" shall mean, with respect to any Distribution Date, an Insured Amount owing in respect of such Distribution Date.

     "Notice" shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Amount which shall be due and owing on the applicable Distribution Date.

     "Preference Amount" shall mean any amount previously distributed to a Certificateholder that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction.

     "Premium Percentage" shall have the definition set forth in the Insurance Agreement.

     "Reimbursement Amount" shall mean, as to any Distribution Date, the sum of
(x)(i) all Insured Payments paid by the Insurer, but for which the Insurer has not been reimbursed prior to such Distribution Date pursuant to Section 3A.02 of the Agreement, plus (ii) interest accrued thereon, calculated at the Late Payment Rate from the date the Trustee received the related Insured Payments, and (y)(i) any other amounts then due and owing to the Insurer under the Insurance Agreement, but for which the Insurer has not been reimbursed prior to such Distribution Date pursuant to Section 3A.02 of the Agreement, plus (ii) interest on such amounts at the Late Payment Rate.

     "Trustee" shall mean, for the purposes of the Policy, The Chase Manhattan Bank, or any successor thereto under the Agreement.

     Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Agreement.

     The Insurer hereby agrees that if, as of any Distribution Date, it has become subrogated to the rights of Holders by virtue of a previous payment under this Policy, no recovery of such payment will occur unless the full amount of the Holders' allocable distributions for such Distribution Date can be made. In so doing, the Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Agreement.

     As provided by the Policy, the Insurer will pay any amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Distribution Date on which the related Deficiency Amount or Preference Amount is due or the Business Day following receipt in New York, New York on a Business Day by the Insurer of a Notice; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be

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received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Insurer shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

     The terms and provisions of the Agreement constitute the instrument of assignment referred to in the second paragraph of the face of this Policy.

     A premium will be payable on this Policy as provided in Sections 4.02(a) and 4.02(b) of the Agreement, on the Closing Date and on each Distribution Date, in an amount equal to 1/12th of the product of (i) the Premium Percentage and
(ii) the aggregate Certificate Principal Balance of the Class A Certificates on each Distribution Date (after giving effect to any distributions of principal to be made on such Distribution Date); provided that the initial premium will be equal to 1/12th of the product of the (i) Premium Percentage and (ii) aggregate Certificate Principal Balance of the Class A Certificates as of the Cut-off Date and will be paid on the Closing Date.

     The insurance provided by the Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

     The Policy to which this Endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Insurer. This Policy does not cover shortfalls, if any, attributable to the liability of the Trust Fund, the REMIC or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

     Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

     This Policy is issued under and pursuant to, and shall be construed under, the laws of the State of New York (without giving effect to the conflict of laws provisions thereof).



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     IN WITNESS WHEREOF, the Insurer has caused this Endorsement to the Policy to be signed by its duly authorized officers.



First Vice President                               Assistant Secretary


/s/ Warren Tong                                    /s/ Craig T. Beazer
--------------------------------                   -----------------------------

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                                    EXHIBIT A
                  TO THE CERTIFICATE GUARANTY INSURANCE POLICY
                  --------------------------------------------
                               Policy No. AB0204BE


                         NOTICE OF NONPAYMENT AND DEMAND
                         FOR PAYMENT OF INSURED AMOUNTS

                                                         Date:  [          ]


AMBAC ASSURANCE CORPORATION
One State Street Plaza
New York, New York  10004
Attention:  General Counsel

     Reference is made to Certificate Guaranty Insurance Policy No. No. AB0204BE (the "Policy") issued by Ambac Assurance Corporation ("Ambac"). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Agreement, as the case may be, unless the context otherwise requires.

     The Trustee hereby certifies as follows:

1.   The Trustee is the Trustee under the Agreement for the Class A
     Certificates.

2.   The relevant Distribution Date or Last Scheduled Distribution Date is
     [date].


3. Payment on the Class A Certificates in respect of the Distribution Date is due to be received on ____________________________ under the Agreement, in an amount equal to $_____________________.


[3. The amount to be paid to the Holders of the Class A Certificates on the Last
    Scheduled Distribution Date is $__________.]


4.   There is a Deficiency Amount and/or Preference Amount of
     $__________________ in respect of the Class A Certificates, which amount is an Insured Amount pursuant to the terms of the Agreement.


5. The sum of $__________________ is the Insured Amount that is Due for Payment.


6. The Trustee has not heretofore made a demand for the Insured Amount in respect of the Distribution Date.



7. The Trustee hereby requests the payment of the Insured Amount that is Due for Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:

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     [Name and account information for Trustee.]

8. The Trustee hereby agrees that, following receipt of the Insured Amount from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Class A Certificates when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Distribution Account and not commingle such funds with other funds held by the Trustee and (d) maintain an accurate record of such payments with respect to the Class A Certificates and the corresponding claim on the Policy and proceeds thereof.

                                               [Name of Trustee]



                                               By:______________________________


                                               Title:___________________________
                                                           (Officer)

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